AMENDMENT
To Transfer Agency and Service Agreements
Between
State Street Bank and Trust Company
And
Schroder Global Series Trust,
Schroder Series Trust and
Schroder Capital Funds (Delaware)
This Amendment is made as of the 1st day of September, 2009, by State Street Bank and Trust Company (the “Transfer Agent” or the “Bank”) and each of Schroder Global Series Trust, Schroder Series Trust and Schroder Capital Funds (Delaware) (each a “Fund”, collectively the “Funds”). In accordance with the Transfer Agency and Service Agreements between Schroder Global Series Trust and the Transfer Agent dated September 1, 2003, as amended (“SGST Agreement”), Schroder Series Trust (f/k/a WSIS Series Trust) and the Bank dated October 27, 1993, as amended (“the SST Agreement”) and Schroder Capital Funds (Delaware) and the Transfer Agent dated May 28, 1999, as amended (the “SCF Agreement”) (together, the “Agreements”), the Transfer Agent and/or the Bank and each Fund desire to amend the Agreements as set forth herein.
NOW THEREFORE, the parties agree as follows:
1. Fees and Expenses. The Fee Schedule to the Agreements set forth on Schedule 3.1 effective September 1, 2006 through August 31, 2009 is replaced and superseded with the Fee Schedule attached hereto and effective September 1, 2009 through August 31, 2010;
2. Term. Section 9.01 of the SST Agreement, Section 12.1 of the SGST Agreement and Section 13.1 of the SCF Agreement are hereby deleted in their entirety and replaced in each case with the following:
The term of this Agreement shall be one (1) year commencing on September 1, 2009. The Transfer Agent or the Fund shall give written notice to the other party ninety (90) days before the expiration of the term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term. One hundred twenty (120) days before the expiration of a term, the Transfer Agent and the Fund will agree upon a fee schedule for the upcoming renewal term. In the event the parties fail to agree upon a new fee schedule as of such date, the fee schedule then in effect shall remain in effect for such renewal term subject to increase under the cost of living section noted in such schedule.
3. All defined terms and definitions in the Agreements shall be the same in this amendment (the “2009 Amendment”), except as specifically revised by this 2009 Amendment; and

AMENDMENT
To Transfer Agency and Service Agreements
Between
State Street Bank and Trust Company
And
Schroder Global Series Trust,
Schroder Series Trust and
Schroder Capital Funds (Delaware)
(continued)
4. Except as specifically set forth in this 2009 Amendment, all other terms and conditions of the Agreements shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this 2009 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SCHRODER GLOBAL SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mark A. Hemenetz	By:	/s/ Joseph C. Antonellis

	Name: Mark A. Hemenetz		Name: Joseph C. Antonellis
	Title: President and Principal		Title: Vice Chairman
Executive Officer

SCHRODER SERIES TRUST		SCHRODER CAPITAL FUNDS (DELAWARE)

By:	/s/ Mark A. Hemenetz	By:	/s/ Mark A. Hemenetz

	Name: Mark A. Hemenetz		Name: Mark A. Hemenetz
	Title: President and Principal		Title: President and Principal
	Executive Officer		Executive Officer

SCHEDULE 3.1
FEES
Effective: September 1, 2009 through August 31, 2010
General : Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system. Account service fees are the higher of: open account charges plus closed account charges or the fund minimum.

Annual Account Fees
Daily Dividend Fund	$15.05/account
Non-Daily Dividend Fund	$12.05/account
Closed Account Fee	$2.17/account

Additional Annual Fees
Complex Base Fee	$300,775.04
Fund Minimum	$24,063.35/CUSIP

Activity Based Fees
New Account Set-Up	$6.01/each
Manual Transactions	$2.41/each
Shareholder Telephone Calls	$2.41/each
Correspondence	$3.61/each

Banking Services
Checkwriting	$1.16/each
ACH	$0.42/each

Other Fees (if applicable)
Investor Processing	$2.10/each
Closed CUSIP (until purged)	$1,578.96/each

IRA Custodial Fees
Annual Maintenance (paid by Shareholder)	$10.00/account
Out-of-Pocket Expenses : Out-of-pocket expenses are billed as incurred and include, but are not limited to: mailing expenses (i.e., statements, checks, printing, postage, etc.), telecommunication expenses, equipment and software expenses (Fund-site only), programming expenses, microfiche, AML delegation duties, freight, bank charges, custom billing, and all other expenses incurred on the Fund’s behalf.

SCHEDULE 3.1
FEES
Effective: September 1, 2009 through August 31, 2010
(continued)
Cost of Living Adjustment. Unless otherwise agreed by the parties, the fees and charges set forth above shall increase upon each September 1 annually over the fees and charges during the prior 12 months in an amount equal to the percentage change in the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

SCHRODER GLOBAL SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mark A. Hemenetz	By:	/s/ Joseph C. Antonellis

	Name: Mark A. Hemenetz		Name: Joseph C. Antonellis
	Title: President and Principal		Title: Vice Chairman
Executive Officer

SCHRODER SERIES TRUST		SCHRODER CAPITAL FUNDS (DELAWARE)

By:	/s/ Mark A. Hemenetz	By:	/s/ Mark A. Hemenetz

	Name: Mark A. Hemenetz		Name: Mark A. Hemenetz
	Title: President and Principal		Title: President and Principal
	Executive Officer		Executive Officer